                                                                     EXHIBIT 11


CORE INDUSTRIES INC AND SUBSIDIARIES
CALCULATION OF EARNINGS PER SHARE
for the years ended August 31, 1996, 1995 and 1994





                                                                        YEAR ENDED AUGUST 31,
                                                       -----------------------------------------------
                                                            1996            1995            1994
                                                       --------------    -----------     -------------

Earnings applicable to common stock                     $12,940,000       $3,828,000      $10,006,000

      Net earnings                                      $12,940,000       $3,828,000      $10,006,000

Average number of common shares outstanding (A)          10,453,360        9,809,041        9,800,135

Earnings per share                                            $1.24            $0.39            $1.02


Note A: The number of common stock equivalents related to stock option plans were 93,000, 77,000 and 117,000 at the fiscal years ended 1996, 1995 and 1994, respectively.